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TRANSCRIPT

The following is a transcript of an investor call held by Civeo Corporation (“Civeo”) at 7:30 a.m. Central time on November 27, 2017. While every effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. Civeo believes that none of these inaccuracies is material. A replay of the recorded conference call will be accessible for a limited time through Civeo’s web site at www.civeo.com.

PARTICIPANTS

Civeo Participants

Bradley J. Dodson, Chief Executive Officer, President and Director

Frank C. Steininger, Chief Financial Officer, Senior Vice President and Treasurer

Regan Nielsen

Other Participants

Benjamin Edgar Owens, RBC Capital Markets, LLC, Research Division

Kenneth Blake Hancock, Scotia Howard Weil, Research Division

Michael Fawzy Malouf, Craig-Hallum Capital Group LLC, Research Division

Stephen David Gengaro, Loop Capital Markets LLC, Research Division

PRESENTATION

Operator

Good day, and welcome to the Civeo investor call related to the acquisition of Noralta Lodge. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Regan Nielsen, Manager, Corporate Development and Investor Relations. Please go ahead, sir.

Regan Nielsen

Good morning. Thank you for joining us to discuss Civeo Corporation’s acquisition of Noralta Lodge. I hope you all had the chance to review our press release, which we issued earlier this morning. A copy of the press is available on our website. Also on our website is a slide presentation for this call.

Before we proceed with the call, I’d like to remind everyone that, during the process of this call, management will make certain forward-looking statements. Please refer to the important information for investors and shareholders and safe harbor language regarding these statements in our press release issued this morning and on the first few slides of the accompanying investor presentation.

Following management’s review of the presentation, we will open up the call for questions from the audience.

I would now like to turn the call over to Civeo’s President and Chief Executive Officer, Bradley Dodson.

Bradley J. Dodson

Thank you, Regan, and thank you, everyone, for joining us this morning.

We are very pleased to announce that Civeo Corporation and Noralta Lodge have entered into a definitive agreement for Civeo to acquire Noralta. Today, I’ll start with a summary of the transaction and strategic merits. Frank Steininger, our Senior Vice President and Chief Financial Officer, will provide more detail on the financial elements of the transaction and I’ll wrap up with a discussion of some key takeaways from our value proposition. And finally, we’ll open up the line for your questions.

Starting with Page 1. This morning, we announced that Civeo Corporation and Noralta Lodge have entered into a definitive agreement for Civeo to acquire 100% of Noralta’s equity for total consideration of CAD 367 million or USD 289 million on a cash-free, debt-free basis. Frank will go through the details of the consideration later in the presentation. However, it’s important to note the total transaction value is based on the estimated fair value of the consideration given to Noralta’s equity holders.

For some background on Noralta. Noralta is a premier Alberta-based provider of remote accommodations to the Canadian oil sands region with more than 7,800 guest rooms across 11 lodges. For the 12 months ended August 31, 2017, Noralta generated CAD 155 million of revenues, CAD 32 million of net income and CAD 71 million of EBITDA.

Let me touch on a few highlights of the transaction. The addition of Noralta augments our presence in the Canadian oil sands with several complementary locations and a large percentage of premium private rooms. We’ll touch on Noralta’s footprint and premium room portfolio a little bit later. Noralta’s business is underpinned by strong revenue visibility. The company has 2 multi-year contracts in place with major investment-grade oil sands producers that are collectively estimated to generate annual revenue of at least CAD 130 million during their terms. Accordingly, we believe this transaction enhances our ability to operate in a range of commodity price environments.

We also believe the deal offers several immediate financial benefits to Civeo’s shareholders. The acquisition of Noralta would be accretive to operating cash flow and increases our stand-alone operating cash flow by approximately 75% on a pro forma basis. The transaction will also reduce Civeo’s third quarter 2017 leverage ratio from 4.4x on a stand-alone basis to 3.2x on a pro forma basis.

As we’ve asserted repeatedly, we believe that generating sustainable cash flow from our business and maintaining a healthy, flexible balance sheet are key strategic priorities.

We are excited about this new partnership, and Noralta’s meaningful equity in Civeo underscores their confidence in the industrial logic of the transaction as well as the strategic -- a strategy and direction of the combined business.

Civeo’s existing shareholders will retain 68% of the fully diluted economic interest in the company and Noralta shareholders will have a 32% stake in the combined entity.

The acquisition is also expected to generate annual synergies of CAD 10 million by 2019, primarily related to operational and corporate efficiencies. The combined company will have a significant advantage in terms of additional purchasing power, optimization of resources and sharing of best practices specifically providing Civeo’s best-in-class catering, laundry and water treatment capabilities to Noralta’s existing lodges.

Turning to Page 2. We believe this transaction will solidify Civeo’s financial and competitive position in the Canadian oil sands region. Supporting the success of our customers over the entire life of their projects will be critical to our strategy in Canada. This transaction better enables us to operate a suite of home-to-home workforce solutions to projects that are serving the day-to-day operating personnel at these oil sands locations as opposed to construction or expansion workforces. We’ll discuss why exposure to oil sands operation stage project is so critical to our strategy in more detail shortly.

The acquisition of Noralta will also further our strategic objectives to provide outsourced services to more operator-owned facilities while we improve the quality and scale of our offerings including investing in customer-facing technologies.

Similar to the contract wins Civeo announced on our third quarter earnings conference call, Noralta currently manages 2 customer-owned locations for its primary clients. We also believe this combination makes sense in light of the prevailing market conditions. The largest producers in the Canadian oil sands are deploying capital to generate incremental production from existing projects in the operations phase. These investments generate attractive returns for our customers and are consistent with their continued cost-containment efforts during this downturn.

Noralta’s 2 largest contracts support operations-focused workforces that service developed oil sands resources, which we believe present significant ongoing room needs even beyond the contract terms already in place. Notably, operations, maintenance and turnaround spending in oil sands is not tied to greenfield project approvals or to marginal costs of new oil sands supply.

And finally, the addition of Noralta’s operations will also enhance our already strong First Nations relationships. We look forward to further strengthening our continual mutual efficient beneficial partnerships with the First Nations throughout Western Canada as we explore other business development and commercial opportunities.

Turning to Page #3, let’s take a closer look at Noralta’s business. Noralta is a premier provider of accommodations and related services in the Canadian oil sands region. The company, which is headquartered in Nisku, Alberta has 632 employees and operates 11 lodges with more than 7,800 rooms. Noralta’s modern facilities are designed to maximize the quality of their customer’s experience while on-site. We believe that the company’s latest contract awards, which were awarded in 2017 and are estimated to generate aggregate annual revenues of at least CAD 130 million during their terms and impressive track record of EBITDA margin performance speak to the success of their strategy and the quality of their operations.

Now moving to Page 4. Noralta’s Dene Koe joint venture with the Fort McKay First Nation is a key element in Noralta’s robust competitive position and strong customer relationships in Western Canada highlighted by the recent contract awards from 2 major oil sands producers. Noralta provides lodging services for a customer at their Fort McMurray Village and Grey Wolf location as well as managing the customer’s Hudson and Borealis facilities under a 10-year contract that began in 2017, but does have an early termination permitted by the customer starting in 2021. The company also provides lodging services at the Fort McMurray Village and the Grey Wolf location to another customer under a 5-year contract that began in 2017.

Turning to Page 5. It provides a snapshot of our pro forma lodge footprint in Canada. The combined company will be a leading accommodations provider in Western Canada serving the entirety of the customer’s project life cycles across the upstream oil and gas, oil sands, pipeline, downstream and LNG spaces with both mobile facilities and permanent lodges.

Turning to Slide 6. We highlight the value-creation potential from the pro forma financial performance of the combined businesses. The financial rationale for this transaction is straightforward: we’re adding a business with an impressive margin profile while we grow our exposure to the more stable revenue streams related to operations, maintenance and turnaround spending by our oil sands customers. Revenue visibility is essential to successfully navigating the current environment, and Noralta’s contract coverage should enable us to further develop already strong relationships with key operators and First Nations partners in the region.

Turning to Slide 7. This offers an overview of our strategy in the oil sands. This transaction will maximize our exposure to the full cycle of oil sands projects as Noralta’s contracts provide increased revenue visibility from key customers with long-term operations, maintenance and turnaround needs.

The challenges of doing business in the region have been well documented in recent years. The high marginal costs of bringing production online from greenfield oil sands project has been exacerbated by a multi-year decline in crude oil prices, the resulting industry-wide downturn and the emergence of competing short-cycle production from U.S. shale. However, once the initial investment in oil sands project is complete, the cash costs of producing resources had significantly declined through our customers’ cost-cutting efforts through this downturn. But contrary to conventional wisdom, there are significant commercial opportunities for oil sands services providers beyond greenfield project sanctioning. The largest oil sands operators are large, well-capitalized companies focusing on generating additional production and financial returns from their long-life existing assets and they have articulated plans to deploy meaningful incremental capital on debottlenecking, project optimization and brownfield extension opportunities. These activities tend to be labor-intensive in nature and drive revenue opportunities for lodging, catering-only operations, mobile camp and manufacturing services.

The addition of Noralta will better enable us to pursue these commercial opportunities. In the operations phase, our customers should continue to present our combined enterprise with stable and recurring room demand. And as they attempt to drive incremental value and manage costs on their existing projects, we will be well positioned to capture outsourced catering and facility management contracts, expand the scope of our services and maximize customer and guest satisfaction and retention through our commitment to continually improve our efficiency and service quality.

Maintenance and turnaround activity presents us with another opportunity to optimize utilization and deliver financial performance across our Canadian portfolio. Turnaround cycles on oil sands projects typically last 45 to 90 days with surges in room demand. And because customers carefully manage the timing of their maintenance activity to avoid labor scarcity, we can identify and capitalize on consistent upticks in seasonal demand that typically occur during the second and third quarters of each calendar year.

The overarching theme of our oil sands strategy is that we seek to maximize our commercial exposure to the full project life cycle and ultimately drive increases in room occupancy. These are typically multi-decade projects on which customer spending continues long after first oil is achieved. This acquisition will enhance our ability to capture that long tail of stable, recurring room demand.

Moving to Slide 8, this details the key strategic element of this combination: our mutually shared commitment to unsurpassed service quality. Working in the oil sands is a demanding task for our customers’ employees and contractors. They are typically spending long days working in remote locations with frequently challenging weather. It is incumbent on us to create a “home away from home” experience that prioritizes both comfort and privacy during their stay. The quality of facilities and services we collectively offer is a meaningful source of competitive differentiation.

Noralta’s own lodges fit seamlessly with our strategy of enhancing the customer experience. Their facilities are primarily premium, private room, executive-style accommodations. Our ownership of these assets is also an important differentiator relative to competitive lodge providers. These deluxe owned rooms are increasingly in favor with our customers. We also plan to integrate Civeo’s customer-facing technologies like our EDI system, which is our à la carte food ordering system and our mobile check-in capabilities to Noralta’s facilities. We are staunchly committed to enhancing our customers’ privacy, comfort and enjoyment during their stay, and we are excited about our ability to continuously improve their experience as a combined company.

With that, I’ll turn the call over to Frank to outline the impact to our financial outlook and the structure and terms of this transaction.

Frank C. Steininger

Thank you, Bradley. If you can turn to Page 9 of the presentation, I’ll provide more detail about the structure and terms of the transaction. Under the terms of the agreement, Civeo will acquire 100% of Noralta’s equity for approximately CAD 367 million, or USD 289 million on a cash-free, debt-free basis subject to adjustment in accordance with the terms of the definitive agreement, which comprises approximately CAD 210 million or USD 165 million in cash, 32.8 million Civeo common shares or USD 69 million valued at $2.10 per share issued to Noralta’s equity holders and nonvoting convertible preferred equity issued to Noralta’s equity holders with a 2% dividend rate initially convertible into 29.3 million Civeo common shares.

The total transaction value noted above of CAD 367 million or USD 289 million is based on an estimated fair market value of the consideration given to Noralta’s equity holders. Civeo expects to fund the cash portion of the purchase price with cash on hand and borrowings under our existing credit agreement.

In regards to the Civeo common shares issued to Noralta’s equity holders, the equity holders will be restricted from selling any Civeo common shares for a period of 18 months from the closing date of the transaction. Following the 18-month lock-up period, sales will be limited on a quarterly basis to no more than 10% of the fully diluted Civeo common shares issued to Noralta’s equity holders in the transaction. Noralta’s equity holders will also be subject to customary standstill restrictions and a voting restriction limiting voting rights of common shares held in excess of 15% of the outstanding Civeo common shares.

Now let me turn to the nonvoting convertible preferred equity terms. Noralta’s equity holders may convert the preferred equity after 2 years from closing at an effective conversion price of USD 3.30 per share initially convertible into 29.3 million Civeo common shares. The conversion price represent a 64% premium to Civeo’s closing price on November 24, 2017. Civeo may cause the conversion of the preferred equity at any time provided that the volume rated -- weighted average price per common share is at least USD 3.30 per share. Civeo may also elect to redeem any or all of the preferred equity at any time for cash in an amount equal to the liquidation value plus any accrued dividends. The preferred equity is subject to mandatory conversion on the 5-year anniversary of the closing of the transaction.

Now please turn to Page 10. Noralta’s equity holders will be granted the right to nominate one mutually agreed-upon director to Civeo’s Board of Directors, expanding our board to 8 members.

The transaction is subject to customary closing conditions including the receipt of all required regulatory approvals pursuant to the Competition Act in Canada and the Investment Canada Act. Also we will require approval by Civeo’s shareholders of the issuance of the shares in the transaction. The transaction is anticipated to close in the second quarter of 2018.

Turning to Page 11. This slide illustrates that this acquisition is consistent with our long-stated strategic priority to strengthen our balance sheet. To that point, I would like to highlight 2 important aspects of the delevering impact of this transaction. First, as seen on the slide, the transaction would have reduced Civeo’s third quarter 2017 leverage ratio from 4.4x on a stand-alone basis to 3.2x on a pro forma basis. Second, our cash flow generation profile puts us on a path to return to our historical leverage ratio of less than 2.5x levered over the next 18 to 24 months.

This acquisition also allows us the opportunity to evaluate potential longer-term debt financing options for the combined company. And as a combined company, our improved financial flexibility will enhance our ability to deploy capital opportunistically for strategic investments.

Turning to Page 12. This offers an overview of the transaction time line. Following today’s announcement, we expect to file a U.S. proxy statement in December with the Securities and Exchange Commission, along with regulatory approval request from the Canadian authorities. We anticipate working through the regulatory processes during January and February of next year, and we plan to mail the proxy to the shareholders in March 2018 and anticipate a shareholder vote and projected close in April.

And now with that, I’ll turn the call back over to Bradley.

Bradley J. Dodson

Thank you, Frank. I’ll wrap up things on Page #13. We’ve spoken at length over the past several years of our strategic priorities to generate free cash flow, delever the balance sheet, operate efficiently while safely providing best-in-class service to our guests and customers. While doing so, we’ve evaluated a number of growth opportunities, both internally and externally, and have been diligent in our search process. This long and thoughtful process has led us to today and we are thrilled by the prospect of combining Civeo and Noralta.

Following our discussions with Noralta’s management team this summer, we quickly realized the potential for value creation of a combined enterprise. Noralta meets all of the criteria we have identified for evaluating growth opportunities: strengthening our operations, expanding our scale in Canada and improving our financial position.

Our combined value proposition is predicated on financial strength and strategic flexibility. We are strategically aligned with our new partners at Noralta. Our commercial efforts in the Canadian oil sands will focus on emerging opportunities from project debottlenecking, outsourced services at operator-owned facilities and seasonal demand related to maintenance and turnaround activity. We also plan to continually enhance the customer experience through our shared commitment to safety and outstanding service quality. And we’ll continue to pursue growth while emphasizing financial returns. The combined entity will have even stronger relationships with key investment-grade clients and First Nation partners across Western Canada.

We are orienting our revenue risk profile towards operations-focused workforces in Canada as a key strategic mandate. Noralta’s contracts will increase our exposure to 3 major developed oil sands projects and their ongoing day-to-day accommodations needs, reducing our overall exposure to customer spending on construction or greenfield project sanctioning.

We have repeatedly asserted our belief in maximizing cash flow. This acquisition is accretive to cash -- operating cash flow and increases Civeo’s stand-alone cash flow by approximately 75% on a pro forma basis over the last 12 months. The combination will also provide greater revenue visibility from multi-year contracts with investment-grade customers. And we will benefit from increased operating leverage.

This acquisition is consistent with our commitment to strengthening our balance sheet and judicially allocating capital. Our pro forma leverage metrics will improve, and our long-term strategy remains founded in maximization of free cash flow, reducing debt, diligently and safely managing costs and maintaining the financial flexibility to invest in accretive growth opportunities. Together, the combined company will have robust and sustainable growth outlook and the scale and scope to establish a further platform for expansion both in Canada and internationally.

In closing, we’re extremely excited about this business combination and welcome the Noralta team to ours. This transaction -- through this transaction, we are solidifying our position as a partner of choice for workforce accommodations in the Canadian oil sands and other places that we operate, and we remained well positioned to successfully navigate the prevailing commodity price environment.

Before we open it up to questions, I’d like to thank the teams that have helped us get to this point in the transaction. It took a lot of work to get here, too many people to name but a lot of effort and sacrifice went to get us to this point, and I’d like to thank them all.

At this point, I’d like to open it up for questions.

QUESTION AND ANSWER

Operator

[Operator Instructions] We’ll go first to Blake Hancock at Howard Weil.

Kenneth Blake Hancock, Scotia Howard Weil, Research Division

Bradley, maybe first, can we just go through -- you’ve talked about the contract structure for the 2 contracts they have. Looking at the presentation, I guess we can figure out who they’re with. You talked about the cancellation provisions and things like that, can you maybe talk about how those work and making sure you guys are fully funded if they were to decide to walk away?

Bradley J. Dodson

Sure. So there are 2 major contracts that Noralta has. One is a 10-year contract that began in 2017 goes through 2027. The customer does have the opportunity to cancel the contract after the fourth anniversary. There are a lot of structural elements in place where we feel comfortable that not only will the contract continue through the fourth anniversary, but beyond. The customer has, as we’ve talked about, these are room needs that relate to their ongoing operations and then peaking needs for their turnaround work every summer. Without the capacity that Noralta brings to that contract, it would be very difficult for the customer to get those rooms elsewhere. In addition, they’ve got strong relationship with the Fort McKay First Nations and so we feel comfortable that, that revenue stream will continue. Second contract, again, is with a customer that has outsourced their accommodations needs. They’re utilizing Noralta assets, so if they cancel the contract, they would need the to look for rooms elsewhere. I guess, given the fact that -- of the capacity up there, it would be economically difficult for people to bring additional capacity into the region, so we feel very comfortable that these contracts will extend through the termination provisions.

Kenneth Blake Hancock

That’s great. And then a lot of talk in the presentation and the press release around First Nations. Can you talk what they had versus what you wanted and how that fits in the kind of the opportunity set going forward?

Bradley J. Dodson

Noralta’s major First Nation relationship was with the Fort McKay through their Dene Koe joint venture. If you look at our existing First Nation relationships with other First Nations in the region, they’re very complementary, and as a result, as we look to obtain additional contracts from customers, our combined coverage of the stakeholders in the region is very comprehensive and one that should make us the partner of choice for the customer base.

Kenneth Blake Hancock

That’s great. And last one, for you, Frank, can you talk about the CapEx for them and kind of what your expectations would be for ‘18? Or what’s maintenance going forward?

Frank C. Steininger

Yes, sure, Blake. Through the due diligence process, we have been able to really get a fairly good understanding of the assets. As Bradley said, they are really good assets from a standpoint of the premium style rooms. From our standpoint, as we sit here today, we think about CAD 6 million to CAD 7 million would be our annual need from a CapEx standpoint and consider that really just maintenance CapEx. There’s not really any expansion type of CapEx that will be needed.

Kenneth Blake Hancock

All right. And last one, if I can. Bradley, these guys had some -- it looks like they have some pretty healthy EBITDA margins. We think that’s sustainable going forward. We don’t get to see your kind of lodge EBITDA broken out. Is that on par with where you sit? And is that sustainable from what we see from them?

Bradley J. Dodson

They have very nice lodge -- our overall EBITDA margins are comparable to our lodge contribution margins. Noralta effectively only offers lodge services. We have additional overhead related to our construction and fleet product lines, but on a comparison of their lodge margins versus our individual lodge margins, they’re very comparable and we expect those margins to continue.

Operator

We’ll go next to Stephen Gengaro at Loop Capital.

Stephen David Gengaro, Loop Capital Markets LLC, Research Division

Two things. One, just to follow up on that. The CAD 6 million to CAD 7 million in maintenance CapEx, that’s a Noralta’s specific number for Canada of maintenance CapEx?

Frank C. Steininger

Yes.

Stephen David Gengaro

These 2 contracts that you talked about that you highlighted and are pretty significant, are those things you guys looked at? And what was sort of the deciding factor? Was it the First Nations relationships if you looked at them? Or can you comment on that at all?

Bradley J. Dodson

I would say a component of it -- components of both of the contracts we have competed on. I think there is some value ultimately in the customer’s mind around the physical location of their assets relative to their projects, as we’ve talked about in the past with you and with investors. A lot of it has to do with service, a lot of it has to do with the price, but location matters as well in terms of maintaining the productivity of the workforce. It’s a long hard day that the customers are asking the contractors and employees to work and reducing that busing time is important. And I think the First Nation relationship also played a positive role. So I would say it boils down to they had a competitive price, they had good assets, good service quality, they had the locations that were in greater -- or closer proximity to the customer’s site locations and they had a strong First Nations partner.

Stephen David Gengaro

And then one other. You guys have done a really good job over the last couple of years controlling costs, keeping EBITDA margins high and kind of applying some cost-savings initiatives and efficiencies to your lodges and I know you talked about CAD 10 million in 2019 synergies. Can you give us a sense -- do they come from some of the things you already implemented there? And how do we sort of think about the potential to sort of adopt some of the things you’ve done extremely well to their lodges? I mean, is that where the savings come from? And how should we sort of think about that, maybe a little more color, if you could.

Bradley J. Dodson

Sure. Noralta is a very efficient operator. And so there will be some operational efficiencies from the actual execution of the services. Certainly, the greater buying scale that we’ll have as a combined entity will play a role. Both of our Canadian headquarters are based in Edmonton, there’ll be an ability to look for efficiencies of there. So I think the CAD 10 million of synergies is certainly achievable. We’ll have some time here between today at the signing -- or yesterday at the signing and the closing in second quarter of next year to fully develop our integration plans. And so the reason we say 2019 to get the full benefit is we’ll be closing at the end of the first quarter and the second quarter of next year, but we’ll be getting -- we’ll be hitting it hard immediately on achieving those synergies.

Stephen David Gengaro

Okay. And just -- if I squeeze one more in. The numbers you provided in the press release as far as their trailing 12-month revenue and EBITDA numbers through August of ‘17, do those numbers, based on the contract signs, are these 2 contracts part of these numbers?

Bradley J. Dodson

Yes.

Frank C. Steininger

Yes.

Bradley J. Dodson

Yes, but only a portion as they both started in the summer of ‘17. So it reflects -- they had been doing work for both customers prior to the signing of these 2 contracts. So I think it’s fairly fully baked, but technically the contracts started in the summer of ‘17.

Frank C. Steininger

Yes, they had some internal arrangements before the contracts were actually signed.

Stephen David Gengaro

So those numbers, are they fairly -- would something fairly flat to that in the next 12-month period be reasonable?

Bradley J. Dodson

I would say so, yes.

Frank C. Steininger

Yes.

Operator

And we’ll move next to Ben Owens at RBC Capital Markets.

Benjamin Edgar Owens, RBC Capital Markets, LLC, Research Division

Just wanted to follow up on the last question. So the 2 large long-term contracts you guys highlighted, are there any contracts of size that are rolling off over the next year or so on the Noralta side that are part of that trailing 12-month performance?

Frank C. Steininger

No.

Bradley J. Dodson

No, I mean, I think all of us in the business will have some short-term arrangements that will be for smaller number of rooms and shorter duration. But in this case, the 2 major contracts, as we stated, go out to 2022 and 2027.

Benjamin Edgar Owens

Okay, got it. As sort of a turnaround work this summer, are there any large contract opportunities coming up, to have in the Noralta assets helps you guys bid on?

Bradley J. Dodson

There are certainly -- outside the turnaround work, no. I mean, most of our focus in that area will be around capturing the turnaround work from the operators in the area. There are opportunities outside of Noralta and Civeo’s footprint in that particular area, which is just north of Fort McMurray. But as you move further north, there are some opportunities that are better suited for existing Civeo assets.

Benjamin Edgar Owens

Okay, that’s helpful. So it looks like on a combined basis, you guys will have quite a large share of the third-party accommodations market, maybe 55%, 60%. Any concerns on getting regulatory approval for the transaction?

Bradley J. Dodson

Of the third-party room -- permanent rooms in the area, I don’t think it’s quite that high, but your numbers aren’t too far off. But I think the important part is that the customers always have the ability to use of their own existing inventory of rooms. There is the possibility of people bringing in a mobile camp rooms. There’s always the hotels in Fort McMurray. So customers will continue to have alternatives for their room needs, but this certainly -- our footprint is fairly attractive for some of the major operators up there.

Benjamin Edgar Owens

Okay. And then last one for me. Now that you guys have moved forward with Noralta, does this affect any of the potential things you’ve been looking at in Australia in terms of your ability to [ look at ] any potential transaction?

Bradley J. Dodson

We’re looking at several opportunities. I would say, they’re more in the asset acquisition side in Australia or organic in Australia. Certainly, the met coal prices in Australia have been constructive. The real question is, as we talked about on the third quarter earnings call, met coal prices have been in the $180 to a little less than $200 a tonne range on a spot basis for the last few months. The real question is, is there enough conviction by our customer base if the prices are going to stay there. A lot of the forecasts have been declining. Those forecasts haven’t been right in the last 18 months. But it’s really that conviction that the prices will remain at that level, plus or minus, to kick off expansionary projects from met coal mining.

Operator

And we’ll go next to Mike Malouf at Craig-Hallum Capital Group.

Michael Fawzy Malouf, Craig-Hallum Capital Group LLC, Research Division

When you take a look at Noralta’s positioning, can you give us a little bit of color on why they wanted to hook up with Civeo at this time? And maybe just a bit of color on their -- maybe their equity holders or what their interests were at this transaction?

Bradley J. Dodson

Sure. Certainly, can’t speak to all their motivations, but I would say they have one significant shareholder where this represents a significant portion of their overall personal holdings. So there is a pathway to liquidity for that shareholder. Certainly, the industrial logic to putting both of our companies together, the footprints are very, very complementary and the opportunity to really have the base of operations and the occupancy, which, again, is tied to operating day-to-day needs for rooms where we can, on a combined basis, have the scale that we need to be able to invest in the business to really advance this concept of home-to-home solutions. And what we mean by that is when we have someone staying with us, they’re typically on, let’s say, a 21-and-7 rotation. So while they’re up in -- near Fort McMurray, they’re staying with us or with Noralta for 21 days. There’s a lot of logistics that it takes to manage this fly in, fly out workforce. And we’re taking care of the majority of the time there’s really an opportunity for us to be that centerpiece that can manage all that logistics for our customers and really allow them to outsource the management of the fly in, fly out workforce completely to us. It really allows us to manage that for them. We’ve got the infrastructure already to do so. There is some technology that we will need to continue to invest in, but with our combined scale, we have that opportunity to really deliver a unique solution to the customers. It’s something that they’re, quite frankly, looking for.

Michael Fawzy Malouf

Okay, great. That’s helpful. And then when you take a look at your pipeline of growth, there are some major opportunities that you have. But can you give us a little bit of color on, as you look at Noralta’s positioning for growth over the next few years, where they were situated and whether or not they have some attractive growth opportunities in their pipeline?

Bradley J. Dodson

As we went through the conversations with Noralta and their shareholders and their management, it became very quickly apparent that we had very much the same -- a like mind towards strategy. As we’ve highlighted, we each had our own suite or portfolio of lodge rooms and that makes up a portion of the total room needs or total room availability up in the Fort McMurray area, but the vast majority of the rooms are still customer controlled. There are customer-owned assets and we’ve each been looking to see how we can access that piece of the pie, if you will, and really start to broaden our revenue base and to managing those customer-owned facilities both from a catering, hospitality, housekeeping and infrastructure services and then facility management and get access to that piece of the overall market up there. They were like-minded. They’ve done some of that with one of the major contracts that we’ve talked about here on the call. There are going to be other opportunities with other customers because there really has been in this downturn due to its duration and severity, what we believe and hopefully will continue to take traction, a shift in customer perspective on what do they really want to control in their day-to-day operations and what is really better suited to be outsourced to someone who -- it is their sole purpose in life is to, and ours, is to take care of people and to make sure that we take -- can handle as much of the things around accommodations that -- away from our customers, let them outsource it and allow them to focus on what they’re really good at, which its hydrocarbon development.

Michael Fawzy Malouf

That’s great. Congrats on the announcement.

Bradley J. Dodson

Thank you.

Operator

That does conclude the question-and-answer session. At this time, I’ll turn the conference back over to management for any closing remarks.

Bradley J. Dodson

Thank you all for joining us on the call. We’re excited about the transaction, and we look forward to talking to you as we move through the regulatory approvals toward shareholder vote and the closing of the transaction hopefully in the first half of next year. Thank you very much.

Frank C. Steininger

Thank you.

Operator

And that does conclude today’s conference. Again, thank you for your participation.

Forward Looking Statements

Statements included in this communication regarding the proposed transaction; its benefits; increases in Civeo’s operating cash flow; pro forma leverage ratio; estimated annual revenues under contracts; expected synergies; contract visibility; opportunities, timing, expense and effects of the transaction; financial and operational performance and other attributes of Civeo following the completion of the transaction, and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933). Forward-looking statements include words or phrases such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements.

With respect to forward-looking statements regarding estimated annual revenues under two Noralta Lodge Ltd. (“Noralta”) contracts, such statements are subject to the risks of early termination of the contracts, failure to extend the contracts beyond their primary term, a decrease in demand under the contracts below Civeo’s expectations and other risks described below. One of such contracts extends through May 2019, with customer extension options through May 2022, and the second contract has a primary term through 2027, with early termination by the customer permitted starting in 2021.

Risks and uncertainties with respect to forward-looking statements included herein also include, among other things, the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Civeo’s business and the price of its common shares, risks associated with the failure to satisfy the conditions to the consummation of the transaction, including the approval of Civeo’s issuance of shares by its shareholders and the receipt of certain governmental and regulatory approvals, risks associated with the ability of Civeo to successfully integrate Noralta’s operations, risks associated with the ability of Civeo to implement its plans, forecasts and other expectations with respect to Noralta’s business after the completion of the proposed transaction and to realize the anticipated synergies and cost savings in the time frame anticipated or at all, risks associated with the occurrence of any event, change or other circumstance that could give rise to the termination of the share purchase agreement, risks associated with the effect of the announcement or pendency of the transaction on Civeo’s or Noralta’s business relationships, operating results and business generally, risks that the proposed transaction disrupts current plans and operations of Civeo or Noralta and potential difficulties in employee retention as a result of the transaction, risks related to diverting management’s attention from Civeo’s and Noralta’s ongoing business operations, risks associated with any legal proceedings that may be instituted related to the share purchase agreement or the transactions contemplated thereby, risks associated with the general nature of the accommodations industry (including lower than expected room requirements), risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with currency exchange rates, risks associated with Civeo’s redomiciliation to Canada, including, among other things, risks associated with changes in tax laws or their interpretations, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2016, subsequent quarterly reports on Form 10-Q and other reports Civeo may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this communication speaks only as of the date of this communication. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication does not constitute an offer to buy, or solicitation of an offer to sell, any securities of Civeo. This communication relates to a proposed transaction between Civeo and Noralta that will become the subject of a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) that will provide full details of the proposed transaction and the attendant benefits and risk. This communication is not a substitute for the proxy statement or any other document that Civeo may file with the SEC or send to its shareholders in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CIVEO, NORALTA AND THE PROPOSED TRANSACTION. Investors and shareholders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the proxy statement and other relevant documents (when they become available) may be obtained free of charge by accessing Civeo’s website at www.Civeo.com by clicking on the “Investors” link, or upon written request to Civeo, 333 Clay Street, Suite 4980, Houston, Texas 77002, Attention: Investor Relations. Shareholders may also read and copy any reports, statements and other information filed by Civeo with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Civeo and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in respect of the transaction under the rules of the SEC. Information regarding Civeo’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 23, 2017, and in its definitive proxy statement filed with the SEC on April 10, 2017 in connection with its 2017 annual meeting of shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in Civeo’s proxy statement and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement and other relevant documents carefully when they become available before making any voting or investment decisions.